Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 30, 2012 included in this Registration Statement on Form S-1 dated September 28, 2012 relating to the financial statements of Valley Forge Composite Technologies, Inc. for the two-year period ended December 31, 2011 as listed in the accompanying index.

Mountjoy Chilton Medley LLP
Louisville, Kentucky
September 28, 2012